Exhibit 99.1

For more information, contact:	For ICOP Investor/Media Relations:
Laura E. Owen, COO & President	Elite Financial Communications Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Tiffany Korkis or John Morrison, Directors of Elite Media Group
Phone: (913) 338-5550	Phone: (407) 585-1080
Fax: (913) 312-0264	ICOP@efcg.net
Lowen@ICOP.com www.ICOP.com

ICOP DIGITAL ANNOUNCES THIRD QUARTER 2008 RESULTS

Investor Teleconference and Webcast to Begin at 4:15 PM ET Today

LENEXA, KS – (PR NEWSWIRE) – November 13, 2008 – ICOP Digital, Inc. (Nasdaq: ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced financial and operational results for the three and nine months ended September 30, 2008.

Key Operational Highlights

•

The percentage of purchase orders received from existing customers engaged in fleet deployments of the ICOP Model 20/20®-W was approximately 61%. Based on the estimated number of current customer patrol cars yet to be equipped with ICOP’s digital surveillance solution, potential future sales to the Company’s existing customer base is presently estimated to exceed $40 million.

•	40% of the total orders processed during the third quarter of this year stemmed from the Company’s growing network of independent dealers.

•	ICOP won first time orders from four U.S. Military installations totaling cumulative sales of approximately $620,000 booked during the third quarter of 2008.

•

In early July 2008, the Company was awarded a state procurement contract for digital in-car video by the state of Utah, allowing for expedited purchasing of the ICOP Model 20/20-W and ancillary products by all state, county and municipal law enforcement agencies.

•	Year-to-date, ICOP has responded to 75 Requests for Proposals (RFPs); of the 34 awarded, thus far, the Company has won 18, representing a 53% closing ratio.

•

Subsequent to the end of the third quarter, the Company announced that it launched a pilot program with one of the largest metropolitan cities in the U.S. to evaluate the use of ICOP’s Model 20/20-W and Model 4000™ digital in-car video technology in both local law enforcement patrol cars and in metro fire/EMS vehicles.

•	Earlier this week, ICOP announced that it secured a new $5 million credit facility, replacing its former $3 million line of credit with Equity Bank.

•

ICOP unveiled its newest product, ICOP 20/20 VISION™, a digital video system which integrates with MDTs (laptops in the police vehicle) earlier this week at the 115th IACP Conference and Exposition held in San Diego.

“2008 has proven, thus far, to be a challenging year for our Company. Nonetheless, there are numerous reasons fueling our enthusiasm and optimistic outlook,” stated Dave Owen, Chairman and CEO of ICOP. “Aside from the measured revenue growth we see represented in our current sales pipeline, ICOP is engaged in meeting increasing demand for advanced surveillance solutions in several high growth markets through our expanding platform of high performance products and solutions.”

Continuing, he said, “In this regard, the reaction to our newest innovation, the ICOP 20/20 VISION, at the IACP conference was fantastic, as has been the response from transportation administrators from around the country who have been introduced to the ICOP Model 4000 digital video recording solution for school buses. Field tests underway with early adopters of our school bus solution are progressing well and should serve as the basis for tangible sales traction in the future.”

“Helping us to a large degree is ICOP’s growing global network of independent dealers - the caliber of which is truly superb, and comprises world-class industry suppliers. Moreover, by leveraging the strength and influence of our strategic partners, including Sprint and other leading and emerging industry players, ICOP is gaining entree to an even broader scope of promising sales prospects.” Owen added.

“ICOP is positioned to endure and prosper, in spite of the current economic challenges. With our ambitious growth objectives in focus, we are convinced that the future of advanced digital surveillance will have ‘ICOP’ indelibly stamped all over it,” concluded Owen.

ICOP will host a teleconference today beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-257-6566 or via webcast accessible on www.ICOP.com. For those unable to participate at that time, a replay of the webcast will be available for 90 days on www.ICOP.com.

Financial highlights for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007:

•	Revenues declined 2% to $8.4 million from $8.6 million.

•	Total operating expenses remained relatively flat at $7.7 million compared to $7.6 million.

•	Adjusted EBITDA was $(3.5) million compared to $(2.0) million.

•	Net loss totaled $4.4 million, or $0.59 per basic and diluted share, compared to a net loss of $3.5 million, or $0.48 per basic and diluted share.

Financial highlights for the three months ended September 30, 2008 compared to the three months ended September 30, 2007:

•	Revenues totaled $2.7 million, a 27% decrease from $3.8 million.

•	Total operating expenses dropped 12% to $2.8 million from $3.2 million.

•	Adjusted EBITDA was $(1.2) million compared to $(0.4) million.

•	Net loss increased 21% to $1.7 million, or $0.22 loss per basic and diluted share, from $1.4 million, or $0.19 loss per basic and diluted share.

As of September 30, 2008, the Company had $1.7 million in cash; accounts receivables of $1.4 million; $4.9 million in inventory and net working capital of $4.4 million. Total shareholders’ equity was $6.7 million.

Adjusted EBITDA is defined as operating loss excluding depreciation and amortization and stock-based compensation expenses. While depreciation and amortization are considered operating costs under U.S. GAAP, these expenses primarily represent a non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Similarly, the expense recorded for stock-based compensation does not represent a current or future period cash cost.

We believe that Adjusted EBITDA is an important measure of operating performance, leverage capacity, its ability to service its debt, and its ability to make capital expenditures for its stockholders. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the digital surveillance industry.

Management believes the use of this non-U.S. GAAP measure provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not a substitute for evaluating business unit performance utilizing U.S. GAAP financial information. Management uses non-U.S. GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate,” as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of ICOP’s financial statements to better understand ICOP’s recurring comparative operating performance for the periods presented.

ICOP’s management uses non-U.S. GAAP financial measures, such as Adjusted EBITDA, in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. ICOP’s non-U.S. GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although ICOP’s management believes non-U.S. GAAP measures are useful in evaluating the performance of its business, ICOP acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with U.S.GAAP. Therefore, management typically uses non-U.S. GAAP measures in conjunction with U.S. GAAP results. Investors and users of our financial information should also consider the above factors when evaluating ICOP’s results.

ICOP DIGITAL, INC.

Condensed Balance Sheet (Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash	$1,672,563	3,166,213
Accounts receivable, net	1,389,959	2,915,897
Inventory, at cost	4,943,621	4,393,348
Prepaid expenses	298,767	252,753

Total current assets	8,304,910	10,728,211
Property and equipment, less accumulated depreciation of $1,082,149	2,135,968	1,359,630
Other assets:
Equity investment	25,000	25,000
Deferred patent costs	87,621	87,621
Deposits	18,258	18,258

	$10,571,757	12,218,720

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$442,125	735,382
Accrued liabilities	781,850	553,105
Line of credit	1,415,659	—
Notes payable	780,000	—
Unearned revenue	447,005	359,937

Total current liabilities	3,866,639	1,648,424
Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value; 50,000,000 shares authorized, 7,486,385 shares issued and outstanding	30,262,796	29,710,064
Accumulated other comprehensive loss, net of tax	82	7,729
Accumulated deficit	(23,557,760)	(19,147,497)

Total shareholders’ equity	6,705,118	10,570,296

	$10,571,757	12,218,720

ICOP DIGITAL, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Sales, net of returns	$2,720,296	$3,751,834	8,366,244	$8,553,027
Cost of sales	1,555,186	1,961,710	5,063,985	4,605,608

Gross profit	1,165,110	1,790,124	3,302,259	3,947,419

Operating expenses:
Selling, general and administrative	2,482,823	2,834,615	6,834,569	6,290,363
Research and development	326,045	366,786	838,078	1,355,858

Total operating expenses	2,808,868	3,201,401	7,672,647	7,646,221

Loss from operations	(1,643,758)	(1,411,277)	(4,370,388)	(3,698,802)
Other income (expense):
Realized gain on foreign currency translation	—	—	—	11,691
Loss on disposal of PPE	(6,793)	(7,155)	(12,076)	(7,155)
Other income	—	5,000	—	20,000
Interest income	3,097	55,051	27,996	185,662
Interest expense	(28,725)	(29,466)	(55,795)	(37,802)

Loss before income taxes	(1,676,179)	(1,387,847)	(4,410,263)	(3,526,406)

Income tax provision	—	—	—	—

Net loss	$(1,676,179)	$(1,387,847)	(4,410,263)	$(3,526,406)

Basic and diluted loss per share	$(0.22)	$(0.19)	(0.59)	$(0.48)

Basic and diluted weighted average common shares outstanding	7,478,569	7,346,828	7,467,195	7,275,422

The following schedule provides a full reconciliation of this non-U.S. GAAP financial measure to the most directly comparable corresponding U.S. GAAP financial measure.

ICOP Digital, Inc.

Reconciliation of Operating Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Loss	(1,643,758)	(1,411,277)	(4,370,388)	(3,698,802)
Add: Depreciation and amortization	122,553	117,658	415,984	254,764
Add: Share-based compensation	296,000	907,364	501,000	1,397,662

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	(1,225,205)	(386,255)	(3,453,404)	(2,046,376)

About ICOP Digital, Inc.

ICOP Digital, Inc. (Nasdaq: ICOP) operates on the core principle that ‘without local security, there is no national security.’ It endeavors to protect people, assets and profits for communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. (GSA Contractor)

The ICOP Model 20/20®-W, ICOP’s flagship, award-winning product, is the leading digital in-car video recorder system for law enforcement. The ICOP 20/20 VISION™ is a digital video recorder which integrates the robust functionality of the ICOP Model 20/20-W into law enforcement agencies’ existing Mobile Data Terminals (MDTs) - laptops in law enforcement vehicles - thereby delivering full, high performance capabilities controlled through an officer’s MDT via keyboard or touch screen interface. ICOP LIVE™ delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced real-time situational awareness and actionable intelligence, optimizing the outcome of a crisis. ICOP LIVE delivers live video wirelessly to first responders over any wireless network and to multiple internet enabled Windows® devices simultaneously. The ICOP Model 4000™, ICOP’s newest advanced surveillance solution, is the next generation school bus/transit/rail/fixed-base DVR system. The ICOP Model 4000 provides recording of up to eight video/audio inputs at full resolution at 30fps. In addition, the ICOP Model 4000 boasts many advanced and innovative features and capabilities, such as fully integrated wireless solution, gigabit Ethernet, an embedded web interface and many others.

For more information, please view the following video presentations at www.ICOP.com/2020video.htm and www.ICOP.com/veil.html, or visit www.ICOP.com.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, the performance or reliability of our products, our ability to draw funds and meet obligations under the new line of credit, and our ability to regain compliance with Nasdaq listing standards. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.